Exhibit 5.1

May 15, 2002

SEAGATE TECHNOLOGY HDD HOLDINGS
SEAGATE TECHNOLOGY HOLDINGS
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

Ladies and Gentlemen:

We have acted as counsel to Seagate Technology HDD Holdings, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Company”), and to Seagate Technology Holdings, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Guarantor”), in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $400,000,000 aggregate principal amount of 8% Senior Notes due 2009 (the “Securities”) and the issuance by the Guarantor of a guarantee (the “Guarantee”) with respect to the Securities. The Securities and the Guarantee will be issued under an indenture, dated May 13, 2002 (the “Indenture”), among the Company, the Guarantor and U.S. Bank, N.A., as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company and the Guarantor are validly existing under the laws of the Cayman Islands and have duly authorized, executed and delivered the Indenture, and duly authorized the Securities and the Guarantee, in accordance with their respective memorandum and articles of association and the laws of the Cayman Islands, (2) execution, delivery and performance of the Indenture by the Company and the Guarantor, of the Securities by the Company and of the Guarantee by the Guarantor do not and will not violate the laws of the Cayman Islands or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance of the Indenture by the Company and the Guarantor, of the Securities by the Company and of the Guarantee by the Guarantor do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or the Guarantor.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.    Assuming the due execution, authentication, issuance and delivery of the Securities in accordance with the provisions of the Indenture, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.    Assuming (a) the due execution, authentication, issuance and delivery of the Securities in accordance with the provisions of the Indenture and (b) the due issuance of the Guarantee, the Guarantee will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT
SIMPSON THACHER & BARTLETT